Issuer Free Writing Prospectus

Dated July 1, 2010

Filed Pursuant to Rule 433

Registration No. 333-164740

2,000,000 Shares

GIGOPTIX, INC.

Common Stock

This free writing prospectus relates to the offering of 2,000,000 shares of the common stock of GigOptix, Inc. (“GigOptix” or the “Company”) and should be read together with the preliminary prospectus dated July 1, 2010 (the “Prospectus”) included in Pre-Effective Amendment No. 5 to the Company’s Registration Statement on Form S-1 (File No. 333-164740) (the “Registration Statement”). The Registration Statement containing the Prospectus can be accessed through the following hyperlink:

http://www.sec.gov/Archives/edgar/data/1432150/000119312510151994/ds1a.htm.

On July 1, 2010, GigOptix amended its Registration Statement to revise the terms of its underwritten public offering (the “Offering”). The Prospectus contained in Pre-Effective Amendment No. 5 to the Registration Statement supplements and amends the disclosures contained in Pre-Effective Amendment No. 4 to the Registration Statement filed with the Securities and Exchange Commission (the “SEC”) on June 24, 2010.

The substantive changes to the Registration Statement include revisions to the number and type of securities being offered. The Company is now offering 2,000,000 shares of common stock rather than 4,500,000 units consisting of shares of common stock and warrants for the purchase of common stock. No warrants will be registered or sold as part of the Offering. In addition, the underwriter, Roth Capital Partners, LLC, has the option to purchase an additional 300,000 shares of common stock from GigOptix to cover over-allotments, if any, within 30 days from the date of the final Prospectus relating to the Offering.

The Company expects to file a further pre-effective amendment to the Registration Statement after the market close later today, which will contain the information omitted from the Registration Statement; namely, the final number of shares sold in the Offering, the price at which the shares were sold and the capitalization table after giving effect to the Offering.

GigOptix, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents free of charge through the SEC’s Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”) system by visiting the SEC’s website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-678-9147.